Exhibits 5.1 and 23.1

March 25, 2013

The First Bancorp, Inc.
P.O. Box 940
Damariscotta, ME 04543

Ladies and Gentlemen:

We have acted as counsel to The First Bancorp, Inc., a Maine corporation (the “Company”), in connection with the public offering of 661,540 shares (the “Shares”) of the Company’s common stock (the “Common Stock”) to be offered and sold by the Company pursuant to a prospectus supplement dated March 26, 2013 and the accompanying prospectus dated July 22, 2011 (such documents, collectively, the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) that form part of the Company’s effective registration statement on Form S-3 (Reg. No. 333-175722) (the “Registration Statement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In arriving at the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or advisable to enable us to render the opinions here.

As to matters of fact material to this opinion, we have relied upon representations or certificates of officers or directors of the Company and assertions of fact contained in the documents that we have examined. We have not independently verified those facts.

In rendering the opinions set forth below, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity and competency of all natural persons, (iii) the authenticity of all documents submitted to us as originals or certified to us as duly and validly adopted, (iv) the conformity to original documents of all documents submitted to us as copies, and (v) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all public records are accurate and complete. We have further assumed that the Shares will be issued and delivered upon payment of the consideration for such Shares in accordance with the terms of the Underwriting Agreement, dated March 25, 2013, by and between the Company and Keefe, Bruyette & Woods, Inc., as representative for the underwriters set forth therein.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that when issued the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respect to the laws of the State of Maine, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K, which Form 8-K will be incorporated by reference in the Prospectus constituting part of the Registration Statement. We consent to the filing of this opinion as Exhibits 5.1 and 23.1 to the above-described Form 8-K and we further consent to the use of our name under the caption “Legal Matters” in the prospectus supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

This opinion is being furnished to the Company solely for submission to the Commission in accordance with the requirements of Item 601(b)(5) of Regulation S-K and, accordingly, may not be relied upon, quoted in any manner to or delivered to any other person or entity without, in each instance, our prior written consent.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

Pierce Atwood LLP